                                                                  EXHIBIT (B)(1)

                               NATIONSBANK, N.A.
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255

                     NATIONSBANC MONTGOMERY SECURITIES LLC
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255

                                  MAY 10, 1999

SRB-MWI, LLC
4700 Pinson Valley Parkway
Birmingham, AL 35215

MWI Acquisition Co.
4700 Pinson Valley Parkway
Birmingham, AL 35215

     Re: Meadowcraft, Inc.

     We understand that

          (i) SRB-MWI, LLC, a Nevada limited liability company (the "Sponsor") has formed MWI Acquisition Co., a Delaware corporation (the "Acquisition Company"), through which the Sponsor intends to engage in a "going private transaction" with Meadowcraft, Inc. (the "Subject Company") whereby (A) the Acquisition Company will make a tender offer (the "Tender Offer") to acquire (the "Acquisition") the outstanding common stock of the Subject Company not already owned by the Sponsor or its affiliates, (B) upon successful completion of the Tender Offer, the Acquisition Company will merge with and into the Subject Company, with the Subject Company being the surviving entity (the "Merger"), and (C) upon completion of the merger, the Subject Company will refinance existing funded debt of the Subject Company, including debt incurred to finance the Acquisition pursuant to the Tender Offer (the "Refinancing"). The Acquisition Company will be the wholly-owned subsidiary of the Sponsor.

          (ii) Up to approximately $56 million is needed to finance the Tender Offer and Acquisition (including payment of transaction fees and expenses in an amount not to exceed $3 million, the "Tender Financing", "Tender Offer Facility") and, upon successful completion of the Tender Offer, Acquisition and Merger, approximately $150 million in permanent senior debt financing is needed to refinance certain existing funded debt (including the Tender Financing) and to provide for on-going working capital needs and general corporate purposes (the "Permanent Financing" or "Permanent Facilities"). As used herein, "Borrower" shall refer to the Acquisition Company prior to the Merger, and to the Subject Company after the Merger; and "Transactions" shall refer collectively to the Tender Offer, Acquisition, Merger, Refinancing and payment of transaction fees and expenses in connection therewith.

          (iii) Upon consummation of the Tender Offer, the Sponsor and its affiliates will contribute all of the shares of common stock of the Subject Company currently owned by the Sponsor or such affiliates to the Acquisition Company. There will be no other external debt financing except as referenced herein.

     In connection with the foregoing, (i) NationsBank, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment to provide the full principal amount (up to $56 million) of the Tender Offer Facility and to provide up to $56 million of the $150 million Permanent Facility (hereafter, the Tender Offer

SRB-MWI, LLC
MWI Acquisition Co.
May 10, 1999
Page  2

Facility and the Permanent Facilities may be referred to as the "Senior Credit Facilities" or the "Credit Facilities") as described in the attached Summary of Terms and Conditions (the "Term Sheet"), and (ii) NationsBanc Montgomery Securities LLC ("NMS") is pleased to advise you of its willingness to act as Sole Lead Arranger and Sole Book Manager for the Senior Credit Facilities and to form a syndicate of financial institutions (together with NationsBank, the "Lenders") reasonably acceptable to NMS and you for the Senior Credit Facilities. No additional agents, arrangers or book managers will be appointed without the prior approval of NationsBank and NMS, which shall not be unreasonably withheld. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

     The commitments of NationsBank and NMS hereunder are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to NationsBank and NMS:

          (a) each of the terms and conditions set forth herein;

          (b) each of the terms and conditions set forth in the Term Sheet;

          (c) the absence of a material breach of any representation or warranty of the Sponsor set forth herein;

          (d) execution of the fee letter dated the date hereof among the Sponsor, NationsBank and NMS (the "Fee Letter") prior to or concurrently with the acceptance by the Sponsor of this letter; and

          (e) with regard to the Permanent Facilities, there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities which NationsBank and NMS determine in their reasonable discretion could have a material adverse effect on the syndication of the Credit Facilities.

     Furthermore, the commitments of NationsBank and NMS hereunder are based upon the financial and other information regarding the Subject Company and its subsidiaries previously provided to NationsBank and NMS and NationsBank's and NMS's general familiarity with the business, financial condition and operations of the Subject Company and are subject to the conditions, among others, that there shall not have occurred after January 31, 1999 any material adverse change in the business, assets, liabilities, operations or financial condition of the Subject Company and its subsidiaries taken as a whole.

     If, after the date hereof, NationsBank and NMS become aware of information with respect to the Subject Company and its subsidiaries relating to conditions or events not previously disclosed to NationsBank and NMS or relating to new information or additional developments concerning conditions or events previously disclosed or otherwise known to NationsBank and NMS and which has a material adverse effect on the business, assets, liabilities, operations or financial condition of the Subject Company and its subsidiaries taken as a whole, NationsBank and NMS may, in their reasonable discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this Commitment Letter and decline to participate in the proposed financing.

     You agree to actively assist NationsBank and NMS in achieving a syndication of the Credit Facilities that is satisfactory to NationsBank, NMS and you. Syndication of the Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between you and your advisors and the senior management and advisors of the Acquisition Company and, to the extent reasonably practicable, the Subject Company, and the proposed Lenders. To assist NationsBank and NMS in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NMS and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NMS to complete syndication, including but not limited to information and evaluations prepared by the Sponsor and, to the

SRB-MWI, LLC
MWI Acquisition Co.
May 10, 1999
Page  3

extent reasonably practicable, the Subject Company and their respective advisors, or on their behalf, relating to the Transaction, (b) assist NationsBank and NMS upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assist NationsBank and NMS in their syndication efforts, including by making available officers and advisors of the Sponsor and, to the extent reasonably practicable, the Subject Company and their respective subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Subject Company and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Transaction(s) (except as described in this letter) during such syndication process unless otherwise agreed to by NationsBank and NMS.

     It is understood and agreed that NationsBank and NMS, after consultation with you, will manage all aspects of the syndication, including decisions as to the selection of proposed Lenders (which shall be reasonably acceptable to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein, in the Term Sheet and in the Fee Letter in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the reasonable discretion of NationsBank and NMS, upon consultation with you.

     You hereby represent, warrant and covenant that (i) to your knowledge, all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information"), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) all financial projections and estimates concerning the Subject Company and its subsidiaries that have been or are hereafter made available to NationsBank and NMS or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until closing of the Permanent Facilities so that the representation and warranty in the preceding sentence is correct on such date. In arranging and syndicating the Credit Facilities, NationsBank and NMS will be using and relying on the Information and the Projections without independent verification thereof.

     By executing this letter agreement, you agree to reimburse NationsBank and NMS at closing of the Permanent Facilities (or, if the Permanent Facilities are not closed, on the date that the commitment of NationsBank to provide the Permanent Facilities expires in accordance with the terms of this letter agreement) for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank and the other Lenders) incurred in connection with this letter and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby.

     In the event that NationsBank or NMS becomes involved in any capacity in any action, proceeding or investigation in connection with this letter, the Term Sheet, the Fee Letter, the Credit Facilities or the loans thereunder, the use of proceeds of such loans or the Transactions, the Sponsor will reimburse NationsBank and NMS for their reasonable legal and other expenses (including the cost of any investigation and preparation). The Sponsor also agrees to indemnify and hold harmless NationsBank, NMS and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against

SRB-MWI, LLC
MWI Acquisition Co.
May 10, 1999
Page  4

any and all losses, claims, damages and liabilities, joint or several, related to or arising out of the foregoing matters. The foregoing rights to reimbursement and indemnification shall not apply to the extent that any expenses, losses, claims, damages or liabilities result from the bad faith, gross negligence or willful misconduct of any Indemnified Party.

     The provisions of the immediately preceding two paragraphs shall remain in full force and effect notwithstanding the termination of this letter agreement or the commitment of NationsBank and NMS hereunder; provided, that they shall terminate upon execution and delivery of definitive financing documentation for the Tender Offer Facility.

     As described herein and in the Term Sheet, NMS will act as Sole Lead Arranger and Sole Book Manager for the Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NMS certain fees payable to NationsBank in such manner as NationsBank and NMS agree in their reasonable discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NMS) any information relating to the Credit Facilities, the Subject Company, the Sponsor and their subsidiaries and affiliates as may be reasonably necessary solely for purposes of performing NationsBank's and NMS's obligations hereunder.

     This letter agreement may not be assigned by the Sponsor without the prior written consent of NationsBank and NMS.

     If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on May 13, 1999. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement and the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate (i) on August 31, 1999, unless the Tender Offer Facility is closed by such time, and (ii) if the Tender Offer Facility is closed in a timely manner, then on September 30, 1999, unless the Permanent Facilities are closed by such time.

     Except as required by applicable law or court order, this letter and the Fee Letter and the contents hereof and thereof (other than the terms of the Term Sheet or of the first four paragraphs and the thirteenth paragraph hereof) shall not be disclosed by you to any third party (with the exception of the Subject Company and its advisors) without the prior consent of NationsBank and NMS, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, that it is understood and agreed that, after acceptance of this letter by you by execution in the space provided below and execution by you of the Fee Letter, you may file a copy of this letter (but not the Fee Letter) as an exhibit to such filings as the Sponsor, the Acquisition Company or the Subject Company may make with the Securities and Exchange Commission or make such other disclosures as are, in the opinion of the Sponsor's counsel, required by law or regulation.

     This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among NationsBank, NMS and the Sponsor with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by NationsBank or NMS to make any oral or written statements inconsistent with this letter.

     Notwithstanding any provision to the contrary contained in this letter or the Fee Letter, the Sponsor shall be deemed released of its obligations under this letter upon the execution of definitive financing documentation for the Tender Offer Facility.

SRB-MWI, LLC
MWI Acquisition Co.
May 10, 1999
Page  5

     THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                                          Very truly yours,

                                          NATIONSBANK, N.A.

                                          By:     /s/ DAVID B. JACKSON

                                            ------------------------------------
                                            Title: Senior Vice President

                                          NATIONSBANC MONTGOMERY
                                            SECURITIES LLC

                                          By:        /s/ TERRY KATON

                                            ------------------------------------
                                            Title: Vice President

                                          ACCEPTED AND AGREED TO:

                                          SRB-MWI, LLC

                                          By:     /s/ SAMUEL R. BLOUNT

                                            ------------------------------------
                                            Name: Samuel R. Blount
                                            Title: Manager

                                          MWI ACQUISITION CO.

                                          By:     /s/ SAMUEL R. BLOUNT

                                            ------------------------------------
                                            Name: Samuel R. Blount
                                            Title: Chairman and Chief Executive
                                              Officer

                                    ANNEX I

                        FACILITY FOR THE ACQUISITION OF

                               MEADOWCRAFT, INC.

                         SUMMARY OF TERMS & CONDITIONS

                                  MAY 10, 1999

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Commitment Letter dated of even date herewith to which this Summary of Terms & Conditions is attached.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

BORROWER:                    SRB-MWI, LLC, a Nevada limited liability
                             corporation (the "Sponsor"), through its wholly-owned subsidiary MWI Acquisition Co., a Delaware company (the "Acquisition Company") will acquire (the "Acquisition") the outstanding common stock of Meadowcraft, Inc. (the "Subject Company") not already owned by the Sponsor or its affiliates pursuant to a tender offer (the "Tender Offer").
                             Subsequent to the Acquisition, the Acquisition
                             Company will be merged with and into the Subject
                             Company, with the Subject Company being the surviving entity (the "Merger") and contemporaneously certain existing funded indebtedness and letters of credit of the Subject
                             Company shall be refinanced (the "Refinancing").
                             The Tender Offer, the Acquisition, the Merger, the
                             Refinancing and the payment of transaction fees and expenses in connection therewith are collectively referred to herein as the "Transaction". Prior to the Merger, the Acquisition Company will be the Borrower and, subsequent to the Merger, the Subject
                             Company (into which the Acquisition Company shall have been merged) will be the Borrower.

GUARANTORS:                  TENDER OFFER FACILITY:  The Tender Offer Facility
                             (hereinafter defined) shall be guaranteed by the Sponsor and by Samuel R. Blount.

                             PERMANENT FACILITIES: The Permanent Facilities (hereinafter defined) shall be guaranteed by all existing and hereafter acquired direct and indirect domestic subsidiaries of the Borrower upon consummation of the Merger.

                             All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NMS.

SOLE LEAD ARRANGER & SOLE
  BOOK MANAGER:              NationsBanc Montgomery Securities LLC ("NMS").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NMS, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

CREDIT FACILITIES:           TENDER OFFER FACILITY

                             An aggregate principal amount of up to $56 million of a senior tender offer facility (the "Tender Offer Facility") to finance all costs and expenses associated with the purchase by the Acquisition Company of all of the tendered stock of the Subject Company.

                             PERMANENT FACILITIES

                             An aggregate principal amount of up to $150 million of permanent senior secured credit facilities (the "Permanent Facilities", and together with the Tender Offer Facility, the "Credit Facilities") will be available upon consummation of the Merger under the conditions hereinafter set forth and shall consist of:

                             TRANCHE A SEASONAL REVOLVING CREDIT FACILITY: $80 million revolving credit facility which will include a $5 million sublimit for the making of swingline loans (each a "Swingline Loans"). Swingline Loans will be made by NationsBank, and each Lender will purchase an irrevocable and unconditional participation in each Swingline Loan.

                             TRANCHE B REVOLVING CREDIT FACILITY: $70 million reducing revolving credit facility which will include a $15 million sublimit for the issuance of letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

PURPOSE: TENDER OFFER FACILITY: The proceeds of the Tender Offer Facility shall be used to finance the acquisition of tendered shares of the Subject Company ("Shares") upon the completion of the Tender Offer.

                             PERMANENT FACILITIES: The proceeds of the Tranche A Revolving Credit Facility shall be used to provide for seasonal working capital requirements of the Borrower and its subsidiaries, including a portion of the Refinancing. The proceeds of the Tranche B Revolving Credit Facility shall be used
                             (i) to refinance the Tender Offer Facility, (ii) to finance the Merger, related fees and expenses, and the Refinancing, (iii) to pay fees and expenses incurred in connection with the Tender Offer, the Acquisition, the Merger and the Refinancing in an amount (together with the fees and expenses paid with proceeds of the Tender Offer Facility) not to exceed $3 million and (iv) to provide for ongoing working capital and general corporate purposes of the Borrower and its subsidiaries, including, without limitation, capital expenditures (subject to minimum Revolving Credit Facility availability requirements to be determined).

INTEREST RATES:              Advances outstanding under the Credit Facilities
                             shall bear interest as set forth on Addendum I hereto.

MATURITY:                    TENDER OFFER FACILITY:  The commitments under the
                             Tender Offer Facility shall terminate on the earlier to occur of the closing of the Merger or August 31, 1999 and all amounts outstanding thereunder shall be due and payable in full on the earliest of (i) the closing of the Merger, (ii) the date 60 days from the funding of the loans under the Tender Offer Facility, or (iii) in any event, September 30, 1999.

                             PERMANENT FACILITIES:

                             TRANCHE A REVOLVING CREDIT FACILITY. The Tranche A Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from closing of the Permanent Facilities.

                             TRANCHE B REVOLVING CREDIT FACILITY. The Tranche B Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from the closing of the Permanent Facilities.

AVAILABILITY:                TENDER OFFER FACILITY:  Loans made under the Tender
                             Offer Facility shall be available in a single borrowing upon the completion of the Tender Offer.
                             Availability under the Tender Offer Facility will be subject to compliance with Reg. U.

                             TRANCHE A REVOLVING CREDIT FACILITY. Loans under the Tranche A Revolving Credit Facility may be made subject to availability under the aggregate committed amount for the Tranche A Revolving Credit Facility. Availability shall be determined by reference to a Borrowing Base (submitted at least monthly) to be determined.

                             TRANCHE B REVOLVING CREDIT FACILITY: Loans under the Tranche B Revolving Credit Facility may be made, and Letters of Credit may be issued, subject to availability under the aggregate committed amount for the Tranche B Revolving Credit Facility. The aggregate commitments under the Tranche B Revolving Credit Facility shall be subject to permanent reduction at the end of each anniversary date of the closing date as follows:

                                                                                        REDUCTION AMOUNT
                                                                                        ----------------
                                                  Year 1..............................    $ 5,000,000
                                                  Year 2..............................    $10,000,000
                                                  Year 3..............................    $10,000,000
                                                  Year 4..............................    $10,000,000

SECURITY:                    TENDER OFFER FACILITY:  Concurrently with
                             consummation of the Acquisition, the Agent (on behalf of the Lenders) shall receive a first priority perfected security interest in (i) a pledge of all shares of common stock of the Subject
                             Company owned by the Sponsor and its affiliates, including Mr. Blount not otherwise pledged or encumbered (but not less than 12 million shares), and (ii) a pledge of all of the Shares purchased in connection with the Tender Offer. The stock pledges will be released on establishment of the Permanent
                             Facilities and refinancing of the Tender Offer
                             Facility with the initial advance thereunder.

                             PERMANENT FACILITIES: Concurrently with consummation of the Merger, the Agent (on behalf of the Lenders) shall receive a first priority perfected security interest in (i) 100% of the issued and outstanding capital stock of each of the direct and indirect domestic subsidiaries of the Borrower, (ii) 65% of the issued and outstanding capital stock (or such greater percentage which would not result in material adverse tax consequences) of each direct foreign subsidiary of the Borrower or any of its domestic subsidiaries and (iii) substantially all other present and future assets and properties of the Borrower and the Guarantors

                             (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles, but excluding certain non-material real property to be determined), subject to permitted liens and, in the case of leases of real property, license agreements and other like arrangements requiring the consent of third parties thereto, subject to and only to the extent that any such consents required from such third parties are actually obtained.

                             The foregoing collateral (collectively, the
                             "Collateral") shall ratably secure the Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender (or an affiliate of a Lender) under the Credit Facilities.

MANDATORY
    PREPAYMENTS
    AND COMMITMENT
    REDUCTIONS:              TENDER OFFER FACILITY:  If at any time, the
                             outstanding principal amount of loans under the Tender Offer Facility exceeds 50% of the value of the shares pledged to secure such loans, the Borrower immediately shall either, at its option, prepay the Tender Offer Facility or provide additional collateral in an amount sufficient to eliminate such excess.

                             PERMANENT FACILITIES: The Permanent Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all non-ordinary course asset sales by the Parent, the Borrower or any subsidiary (including stock of subsidiaries), subject to baskets and reinvestment provisions to be agreed upon; (b) 50% of Excess Cash Flow (to be defined) pursuant to a cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any funded debt for borrowed money by the Parent, the Borrower or any subsidiary (other than certain permitted funded debt for borrowed money) and (d) 100% of the net cash proceeds from the issuance of equity (other than sponsor equity) by the Parent, the Borrower or any subsidiary.

                             In addition to the foregoing, the Tranche A
                             Revolving Credit Facility shall be subject to mandatory prepayment for a 30 day clean-up period during each 12 month period (in an amount to be agreed upon).

OPTIONAL
    PREPAYMENTS
    AND COMMITMENT
    REDUCTIONS:              The Credit Facilities may be prepaid (and
                             commitments thereunder may be permanently reduced) voluntarily in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS
  PRECEDENT
  TO CLOSING:      The initial borrowings under the Credit Facilities
                             will be subject to satisfaction of the following conditions precedent:

                             (i) The negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities reasonably satisfactory to NMS and the Agent.

                           (ii) In the case of the initial borrowings under the Tender Offer Facility, the Agent shall have received certified copies of (a) the documentation relating to the Tender Offer (the "Tender Offer Documents"), and (b) the Agreement and Plan of Merger relating to the Merger (the "Merger Agreement"), in each case in form reasonably satisfactory to the Agent.

                           (iii) In the case of the initial borrowings under the Tender Offer Facility, the Agent shall have received evidence that (a) the material conditions to the Tender Offer as provided in the Tender Offer Documents have been satisfied, or waived with the consent of the Agent, (b) the requisite shares have been tendered to give effect to the Merger on the terms specified in the Merger Agreement and
                                  (iii) the purchase price for the tendered shares shall not exceed $10.00 per share (on a fully diluted basis).

                           (iv) In the case of the initial borrowings under the Permanent Facilities, the Merger and the Refinancing (a) shall have been consummated in all material respects in accordance with the terms of the Merger Agreement and in compliance with applicable law and regulatory approvals, and all conditions precedent to the obligations of the buyer thereunder shall have been satisfied, or waived with the consent of the Agent, and (b) the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Agent.

                           (v) The Agent shall have received certified copies of articles of incorporation, bylaws, resolutions and other corporate documentation (including the Merger Agreement) reasonably requested by the Agent and officer's certificates regarding incumbency and solvency in form and substance reasonably satisfactory to the Agent.

                           (vi) The Agent shall have received and, in each case, be reasonably satisfied with (a) interim monthly financial statements for each fiscal month of the Subject Company after January 31, 1999, (b) in the case of the initial borrowings under the Permanent Facilities, a pro forma consolidated balance sheet of the Borrower as of closing of the Permanent Facilities giving effect to the Merger and the financings and other transactions contemplated hereby, and (c) such other information relating to the Subject Company and its subsidiaries or the Transaction as the Agent may reasonably require.

                           (vii) There shall not have occurred a material adverse change since January 31, 1999 in the business, assets, liabilities, operations or financial condition of the Borrower and its subsidiaries or in the facts and information regarding such entities as represented or otherwise known to the Agent to date.

                           (viii) In the case of the initial borrowings under
                                  the Permanent Facilities, the Agent shall have received a reasonably satisfactory certificate from the chief financial officer of the Borrower as to the financial condition and solvency of each of the Borrower and the

                                 Guarantors (after giving effect to the
                                 Acquisition and Merger and the incurrence of indebtedness related thereto).

                            (ix) The Agent shall have received (a) reasonably
                                 satisfactory opinions of counsel to the
                                 Borrower and the Guarantors (which shall cover, among other things, authority, legality (including compliance with Reg. U), validity, binding effect and enforceability of the documents for the Credit Facilities) and such resolutions, certificates and other documents as the Agent shall reasonably require and (b) reasonably satisfactory evidence that, upon completion of the Merger, the Agent (on behalf of the Lenders) holds or will hold a perfected, first priority lien in all collateral for the Credit Facilities, subject to no other liens except for permitted liens to be determined.

                            (x) (a) In the case of borrowing under the Tender Offer Facility, evidence of receipt of all material governmental consents and approvals necessary in connection with the Tender Offer and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods on reasonably satisfactory terms and (b) in the case of the initial borrowings under the Permanent Facilities, evidence of receipt of all governmental, shareholder and other, if any, consents and approvals necessary in connection with the consummation of the Merger and the related financings and other transactions contemplated hereby except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, operations or financial condition of the Subject Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), or a material adverse effect on the Sponsor's ability to consummate the Merger or the related transactions, and the absence of any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction which remains in effect and that makes consummation of the Merger illegal.

                            (xi) (a) In the case of borrowings under the Tender
                                 Offer Facility, the absence of any pending action (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority or administrative agency or court of competent jurisdiction, domestic or foreign, or any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint which is in effect and that prevents or seeks to prevent consummation of the Tender Offer, the Merger or any of the transactions contemplated by the Merger Agreement, or that prohibits or seeks to prohibit or limits or seeks to limit the Sponsor or the Subject Company from exercising any material rights and privileges pertaining to ownership of the Shares or that compels or seeks to compel the Sponsor or the Subject Company or any of their respective subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Sponsor or the Subject

                                 Company and its subsidiaries, in each case as a result of the Offer, the Merger or any of the transactions contemplated by the Merger Agreement; (b) in the case of borrowings under the Permanent Facility, the absence of any temporary restraining order preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any other legal restraint or prohibition which remains in effect and prevents the consummation of the Merger; or (c) in the case of borrowings under the Tender Offer Facility and under the Permanent Facilities, any action, suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the financial condition of the Subject Company and its subsidiaries taken as a whole or on the ability of the Subject Company and the Guarantors taken as a whole to perform their respective obligations under the documents to be executed in connection with the Credit Facilities.

                           (xii) The Subject Company and its subsidiaries
                                 shall be in compliance with all existing financial obligations (after giving effect to the Acquisition and Merger, except such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect).

                          (xiii) The Borrower shall have paid to the Lenders
                                 and the Agent all fees and expenses due and payable at closing of the Permanent Facilities.

REPRESENTATIONS &
    WARRANTIES:              TENDER OFFER FACILITY:  Usual and customary for
                             senior tender offer facilities of this type.

                             PERMANENT FACILITIES: Usual and customary for permanent senior secured credit facilities of this type (subject to appropriate materiality and reasonableness limitations), to include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change since January 31, 1999;
                             (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters;
                             (xi) perfected liens and security interests; (xii) payment of taxes, (xiii) consummation of the Transaction and (xiv) Year 2000 assurances.

COVENANTS:                   TENDER OFFER FACILITY:  Usual and customary for
                             senior tender offer facilities of this type.

                             PERMANENT FACILITIES: Usual and customary for permanent senior secured credit facilities of this type (subject to materiality limitations, baskets and carve-outs to be negotiated), to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of borrowing base and compliance certificates: (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens and negative pledges; (viii) limitations on mergers, consolidations and sales of assets;

                             (ix) limitations on incurrence of debt; (x) limitations on cash dividends and stock redemptions and the redemption and/or prepayment of other debt;
                             (xi) limitations on investments and acquisitions;
                             (xii) ERISA; (xiii) limitation on transactions with affiliates (specifically excluding sponsor fees in amounts to be determined); (xiv) limitation on capital expenditures; and (xv) upon completion of the Merger, delivery of collateral documentation and opinions as to the perfected security interest of the Agent in the Collateral.

                             Financial covenants under the Permanent Facilities to include (but not limited to):

                             - Maintenance on a rolling four quarter basis of a
                               Maximum Leverage Ratio (total funded debt/EBITDA) as of the end of each fiscal month and quarter not to exceed:

                                                                FQE
                                                                ---
                                            July 31, 1999 through October 31, 1999......  3.25:1.0
                                            January 31, 2000............................  3.75:1.0
                                            April 30, 2000..............................  4.5:1.0
                                            May 31, 2000................................  4:25:1.0
                                            June 30, 2000...............................  3.5:1.0
                                            July 31, 2000...............................  2.75:1.0
                                            with step-downs thereafter to be determined

                             - Maintenance on a rolling four quarter basis of a
                               Debt Service Coverage Ratio (as defined under the existing Credit Agreement, including cash taxes in the denominator) with step-ups to be determined,

                             - Maintenance at all times of a Minimum Net Worth
                               with step-ups to be determined; and

                             - Annual capital expenditure limits to be
                               determined.

EVENTS OF DEFAULT:           TENDER OFFER FACILITY:  Usual and customary for
                             senior tender offer facilities of this type.

                             PERMANENT FACILITIES: Usual and customary for permanent senior secured credit facilities of this type (subject to materiality and grace periods to be negotiated), and to include, without limitation,
                             (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) material inaccuracy of representations and warranties, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy or insolvency, (v) material judgments, (vi) ERISA,
                             (vii) actual or asserted invalidity of any loan documents or security interests, or (viii) Change in Control.

ASSIGNMENTS/
    PARTICIPATIONS:          Each Lender will be permitted to make assignments
                             in minimum amounts of $5 million to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, reduction in rate and extension of maturity date.
                             An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring

                             (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
   AMENDMENTS:               Amendments and waivers of the provisions of the
                             loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Credit Facilities, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of final maturities, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors.

INDEMNIFICATION:             In the definitive documentation for the Credit
                             Facilities, the Borrower shall indemnify the Lenders from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs, but only to the extent that such losses, liabilities, claims, damages or expenses do not result from the bad faith, gross negligence or willful misconduct of the indemnified party.

CLOSING: With respect to the Tender Offer Facility, on or before August 31, 1999, and with respect to the Permanent Facilities, on or before September 30, 1999.

GOVERNING LAW:               New York.

FEES/EXPENSES:               As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Credit Facilities contemplated hereby. Each of the Borrower, the Guarantors, the Agent and the Lenders shall waive its right to a trial by jury.

                                   ADDENDUM I

                               FEES AND EXPENSES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COMMITMENT FEE               A commitment fee, calculated in accordance with the
                             Performance Pricing grid set forth below, on the unused portion of the Permanent Facilities shall commence to accrue on the date of the closing of the Permanent Facilities and shall be paid quarterly in arrears

INTEREST RATES:              Advances outstanding under the Tender Offer
                             Facility shall bear interest at a rate equal to the Federal Funds rate plus 200 basis points. Advances outstanding under the Permanent Facilities shall bear interest at a rate equal to LIBOR plus the Applicable LIBOR Margin shown below or the Alternate Base Rate plus the Applicable Alternate
                             Base Rate Margin shown below. Alternate Base Rate shall be defined as the higher of: (i) the NationsBank prime rate and (ii) the Federal Funds rate plus 0.50%. If during the 90 day period following the closing of the Permanent Facilities, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Credit Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees (such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection). The Agent shall cooperate with the Borrower in order to minimize the incurrence of costs by the Borrower pursuant to the proviso contained in the immediately preceding sentence.

                             The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                             Swingline loans will bear interest at a rate mutually agreed upon by the Borrower and the Swingline Lender.

                             A penalty rate shall apply on all amounts not paid when due at a rate per annum of 2% above the applicable interest rate or letter of credit fee.

LETTER OF CREDIT FEES:       The Borrower shall pay a per annum letter of credit
                             fee on the undrawn amount of all outstanding
                             Letters of Credit. The applicable letter of credit fee shall be the Applicable Margin applicable from time to time for LIBOR based loans. The letter of credit fee shall be due quarterly in arrears and shared proportionately by the Lenders.

                             In addition, the Borrower shall pay the Fronting Bank for its own account a per annum facing fee of 1/8% on the outstanding amount of all Letters of Credit. The letter of credit facing fee shall be due quarterly in arrears.

PERFORMANCE PRICING:         The Commitment Fee and the Applicable Margin for
                             LIBOR based loans shall be determined as of the last day of the immediately preceding fiscal quarter based on the pricing grid shown below:

                                                  FUNDED DEBT/     COMMITMENT   LIBOR       ALTERNATE
                                                  EBITDA RATIO        FEE       MARGIN   BASE RATE MARGIN
                                                  ------------     ----------   ------   ----------------
                                                      -1.75           20.0      100.0           0.0
                                                 -1.75 and -2.50      25.0      125.0           0.0
                                                 -2.50 and -3.25      37.5      175.0           0.0
                                                      -3.25           50.0      225.0          50.0

                             Pricing will be set at the highest level until delivery of the financial statements and the compliance certificate for the fiscal quarter ending July 31, 1999, whereupon pricing shall be adjusted as provided in the foregoing pricing grid.

CALCULATION OF
   INTEREST AND FEES:        Other than calculations in respect of interest at
                             the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:   The usual for transactions and facilities of this
                             type, including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

EXPENSES:                    The Borrower will pay all reasonable costs and
                             expenses of the Agent associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit Facilities, including without limitation, the reasonable legal fees of the Agent's counsel regardless of whether or not the Credit Facilities are closed.

                                        2